F&G Annuities & Life Reports Fourth Quarter and Full Year 2025 Results Des Moines, Iowa – (February 19, 2026) – F&G Annuities & Life, Inc. (NYSE: FG) (F&G or the Company) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the fourth quarter and full year ended December 31, 2025. Net earnings attributable to common shareholders for the fourth quarter were $124 million, or $0.92 per diluted share (per share), compared to $323 million, or $2.50 per share, for the fourth quarter of 2024. Full year net earnings attributable to common shareholders were $248 million, or $1.88 per share, compared to $622 million, or $4.88 per share, for the year ended December 31, 2024. Net earnings or losses attributable to common shareholders include mark-to-market effects and non-recurring items; all of which are excluded from adjusted net earnings attributable to common shareholders. Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the fourth quarter were $123 million, or $0.91 per share, compared to $143 million, or $1.12 per share, for the fourth quarter of 2024. Full year adjusted net earnings were $482 million, or $3.64 per share, compared to $546 million, or $4.30 per share, for the year ended December 31, 2024. Adjusted net earnings include significant income and expense items, as well as investment income from alternative investments below management’s long-term expected return. Please see the “Fourth Quarter 2025 Results”, “Full Year 2025 Results” and “Non-GAAP Measures and Other Information” sections for further explanation. Company Highlights • Generated record assets under management: F&G achieved record assets under management before flow reinsurance of $73.1 billion as of December 31, 2025, an increase of 12% over year-end 2024. This included retained AUM of $57.6 billion. F&G’s gross sales were $14.6 billion for the full year 2025, including $3.4 billion in the fourth quarter • Excellent credit performance in the investment portfolio: The investment portfolio is performing well, with 97% of fixed maturities being investment grade. It is well matched to our liability profile and diversified across asset types. Credit-related impairments have remained low and stable, averaging 6 basis points over the past five years and significantly below pricing assumptions • Reported adjusted return on assets (ROA) and adjusted return on equity (ROE) ex AOCI include short-term fluctuations in investment income from alternative investments: Adjusted ROA was 87 basis points for the fourth quarter, in line with the sequential quarter, and reflects asset growth, growing fees from accretive flow reinsurance, steady owned distribution margin, and operating expense discipline driving scale benefit; adjusted ROE excluding AOCI was 8.2% for the fourth quarter • Continued progress toward our Investor Day targets: We have made strong progress toward the medium-term targets set out at our 2023 Investor Day • Continued focus on organic growth and return of capital to shareholders: F&G returned $137 million of capital to shareholders from common and preferred dividends during the full year 2025, including $38 million in the fourth quarter • Strong solvency position and announcement of the strategic sale of our Bermuda subsidiary: Estimated risk-based capital (RBC) ratio for our primary operating subsidiary of approximately 430% as of December 31, 2025, above our 400% target; reflects partial recapture of inforce block and dividend of assets from our Bermuda legal entity, F&G Life Re Ltd, at year-end; we are on track to close a transaction in the first quarter of 2026 to sell this Bermuda legal entity, including the remaining inforce block, as we no longer need a Bermuda operation to support our reinsurance strategy

- **Completed planned distribution of approximately 12% of FNF's ownership of F&G to FNF shareholders:** On December 31, 2025, FNF completed the distribution to FNF's shareholders of approximately 16 million shares of F&G common stock owned by FNF. Following the distribution of approximately 12% of the outstanding common shares of F&G's common stock to FNF shareholders, FNF retains control of F&G through an approximate 70% equity ownership stake

Chris Blunt, F&G's Chief Executive Officer, commented, "We delivered a strong finish to an outstanding year, highlighted by record assets under management before flow reinsurance of $73 billion fueled by $14.6 billion of gross sales in full year 2025, including $9 billion of gross sales in our core products – indexed annuities, indexed universal life and pension risk transfer. Our high quality, diversified investment portfolio continues to perform extremely well with credit-related impairments remaining stable and below our expectations."

Mr. Blunt continued, "We are executing on our strategy toward a more fee-based, higher margin and less capital intensive business model to drive long-term growth. We took action to improve our operating expense ratio by 10 basis points as compared to year end 2024 and we have strengthened our capital position, augmented by the launch of our reinsurance sidecar. At the end of the year, we expanded our public float to 30% to enhance market liquidity and broaden investor access to the stock. Looking ahead to 2026, we remain focused on continuing to grow our core business and delivering long-term shareholder value."

Summary Financial Results[1]

(In millions, except per share data)	Three Months Ended		Twelve Months Ended	
	December 31, 2025	December 31, 2024	2025	2024
Gross sales	$ 3,392	$ 3,469	$ 14,638	$ 15,262
Net sales	$ 2,304	$ 2,438	$ 10,029	$ 10,571
Assets under management (AUM)	$ 57,574	$ 53,817	$ 57,574	$ 53,817
Average assets under management (AAUM) YTD	$ 55,384	$ 51,574	$ 55,384	$ 51,574
AUM before flow reinsurance	$ 73,090	$ 65,274	$ 73,090	$ 65,274
Adjusted return on assets	0.87 %	1.06 %	0.87 %	1.06 %
Adjusted return on average equity (ex. AOCI)	8.2 %	10.3 %	8.2 %	10.3 %
Net earnings (loss)	$ 124	$ 323	$ 248	$ 622
Net earnings (loss) per share	$ 0.92	$ 2.50	$ 1.88	$ 4.88
Adjusted net earnings	$ 123	$ 143	$ 482	$ 546
Adjusted net earnings per share	$ 0.91	$ 1.12	$ 3.64	$ 4.30
Book value per common share	$ 33.49	$ 29.14	$ 33.49	$ 29.14
Book value per common share, excluding AOCI	$ 44.43	$ 44.28	$ 44.43	$ 44.28

Fourth Quarter 2025 Results

Record AUM before flow reinsurance was $73.1 billion as of December 31, 2025, an increase of 12% over $65.3 billion at the end of the fourth quarter of 2024. This included record AUM of $57.6 billion as of December 31, 2025, an increase of 7% over $53.8 billion at the end of the fourth quarter of 2024. A rollforward of AUM can be found in the "Non-GAAP Measures and Other Information" section of this release.

Gross sales were $3.4 billion for the fourth quarter, slightly below $3.5 billion in the fourth quarter of 2024, and were driven by favorable market conditions and strong demand for retirement savings products.

Core sales were $2.8 billion for the fourth quarter, in line with the fourth quarter of 2024, reflecting higher indexed annuity and indexed universal life sales; partially offset by lower pension risk transfer sales.

[1]See definition of non-GAAP measures below

Opportunistic sales were $0.6 billion for the fourth quarter, comprised of $0.4 billion of multiyear guaranteed annuities and $0.2 of funding agreements, in line with the fourth quarter of 2024 which was comprised of multiyear guaranteed annuities. Opportunistic volumes vary quarter to quarter depending on economics and market opportunity. Net sales were $2.3 billion for the fourth quarter, down slightly from the fourth quarter of 2024; this reflects flow reinsurance at varying ceded amounts in line with capital targets for multiyear guaranteed annuities and fixed indexed annuities. Adjusted net earnings were $123 million, or $0.91 per share, compared to $143 million, or $1.12 per share, for the fourth quarter of 2024. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations. • Adjusted net earnings were $123 million, or $0.91 per share, for the fourth quarter of 2025. Investment income from alternative investments was $65 million, or $0.47 per share, below management’s long-term expected return of approximately 10% • Adjusted net earnings of $143 million, or $1.12 per share, for the fourth quarter of 2024 included income from $7 million, or $0.05 per share, of actuarial model refinements and other items. Investment income from alternative investments was $32 million, or $0.25 per share, below management’s long-term expected return of approximately 10% As compared to the prior year quarter and excluding the above items, adjusted net earnings reflect asset growth, growing fees from accretive flow reinsurance, steady owned distribution margin and disciplined expense management driving scale benefit; partially offset by higher interest expense on debt. Full Year 2025 Results Record AUM before flow reinsurance was $73.1 billion as of December 31, 2025, an increase of 12% over $65.3 billion as of December 31, 2024. This included record AUM of $57.6 billion as of December 31, 2025, an increase of 7% over $53.8 billion as of December 31, 2024. A rollforward of AUM can be found in the “Non-GAAP Measures and Other Information” section of this release. Gross sales were $14.6 billion for the full year, one of our best sales years in history, driven by favorable market conditions and strong demand for retirement savings products; our all-time record of $15.3 billion was in 2024. Core sales were $9.0 billion for the full year, reflecting strong indexed annuity, indexed universal life and pension risk transfer sales; our second year of more than $9 billion in core sales. Opportunistic sales were $5.6 billion for the full year, comprised of $3.8 billion of multiyear guaranteed annuities and $1.8 billion of funding agreements, as compared to $6.1 billion in full year 2024 which was comprised of $5.1 billion of multiyear guaranteed annuities and $1.0 billion of funding agreements. Opportunistic volumes vary depending on economics and market opportunity. Net sales were $10.0 billion for the full year, as compared to $10.6 billion for full year 2024; this reflects flow reinsurance at varying ceded amounts in line with capital targets for multiyear guaranteed annuities and fixed indexed annuities. Adjusted net earnings for the full year were $482 million, or $3.64 per share, compared to $546 million, or $4.30 per share for the full year 2024. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations. • Adjusted net earnings of $482 million, or $3.64 per share, for the full year 2025 included income from $16 million, or $0.12 per share, reinsurance true-up adjustment, $10 million, or $0.07 per share, tax valuation allowance benefit and $4 million, or $0.03 per share, of actuarial reserve release. Investment income from alternative investments was $278 million, or $2.03 per share, below management's long-term expected return of approximately 10%

- **Adjusted net earnings of $546 million, or $4.30 per share, for the full year 2024** included expense from $30 million, or $0.23 per share, of actuarial model updates and refinements; partially offset by income from $14 million, or $0.11 per share, tax valuation allowance benefit and $6 million, or $0.05 per share, of other income items. Investment income from alternative investments was $145 million, or $1.11 per share, below management's long-term expected return of approximately 10%

As compared to the prior year and excluding the above items, adjusted net earnings reflect asset growth, growing fees from accretive flow reinsurance, steady owned distribution margin and disciplined expense management driving scale benefit; partially offset by higher interest expense on debt.

Capital and Liquidity Highlights

Total F&G equity attributable to common shareholders, excluding AOCI, was $6.0 billion, or $44.43 per share, as of December 31, 2025. This reflects an increase of $0.78 per share as compared to December 31, 2024, after the effect of the common stock offering, including $0.36 per share increase during the fourth quarter.

		4Q25		FY2025
Book value per common share excluding AOCI - Starting Balance[1]	**$**	**44.07**	**$**	**44.28**
Common stock offering		—		(0.63)
Subtotal, after effect of common stock offering	**$**	**44.07**	**$**	**43.65**
Adjusted net earnings and other		0.85		3.03
Subtotal, before capital actions & mark-to-market	**$**	**44.92**	**$**	**46.68**
Capital actions		(0.56)		(1.04)
Subtotal, before mark-to-market	**$**	**44.36**	**$**	**45.64**
Mark-to-market movement		0.07		(1.21)
Book value per common share excluding AOCI - As of December 31, 2025	**$**	**44.43**	**$**	**44.43**

[1]The starting balance for 4Q25 and FY2025 is September 30, 2025 and December 31, 2024, respectively

F&G has returned capital to shareholders through common and preferred dividends of $137 million for the full year, including $38 million in the fourth quarter.

The Company continues to have a strong and stable capital position with an estimated statutory company action level risk-based capital (RBC) ratio for our primary operating subsidiary of approximately 430% as of December 31, 2025, above our 400% target. At year end, F&G's Iowa operating company has recaptured approximately $900 million of the affiliated statutory liabilities from Bermuda-based F&G Life Re Ltd and received a $200 million dividend of assets. This action was taken in preparation for the planned sale of F&G Life Re Ltd as we no longer need a Bermuda operation to support our reinsurance strategy. We expect to close the sale of the F&G Life Re Ltd legal entity to Ancient Financial Holdings LP, on March 1, 2026, which will include the remaining inforce block of approximately $1.9 billion.

F&G maintains strong capitalization and financial flexibility across all of our statutory balance sheets, including our offshore entities, which are conservatively managed to the most stringent capital requirements of our regulators and four rating agencies.

Earnings Conference Call

Members of F&G's senior management team will host a conference call with the investment community to discuss F&G's fourth quarter and full year 2025 results on Friday, February 20, 2026, beginning at 9:00 a.m. Eastern Time. The conference call will be broadcast live over F&G's Investor Relations website at investors.fglife.com. A replay will also be available at the same location.

About F&G

F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com.

Use of Non-GAAP Financial Information Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP financial measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within. Forward-Looking Statements and Risk Factors This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; consumer spending; government spending; the volatility and strength of the capital markets; investor and consumer confidence; foreign currency exchange rates; commodity prices; inflation levels; changes in trade policy; tariffs and trade sanctions on goods; trade wars; supply chain disruptions; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of F&G's Form 10-K and other filings with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc. CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investor.relations@fglife.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) Assets December 31, 2025 December 31, 2024 Investments Fixed maturity securities available for sale, at fair value, (amortized cost of $55,292), net of allowance for credit losses of $104 at December 31, 2025 $ 52,700 $ 46,317 Equity securities, at fair value 341 415 Derivative investments 1,148 792 Mortgage loans, net of allowance for credit losses of $86 at December 31, 2025 7,891 5,926 Investments in unconsolidated affiliates (certain investments at fair value of $270 at December 31, 2025) 4,878 3,565 Other long-term investments 1,294 580 Policy loans 147 104 Short-term investments 1,043 2,410 Total investments $ 69,442 $ 60,109 Cash and cash equivalents 1,486 2,264 Reinsurance recoverable, net of allowance for credit losses of $18 at December 31, 2025 17,545 13,369 Goodwill 2,180 2,179 Prepaid expenses and other assets (certain assets held at fair value of $24 at December 31, 2025) 1,052 950 Other intangible assets, net 6,275 5,572 Market risk benefits asset 285 189 Income taxes receivable 83 — Deferred tax asset, net 82 299 Total assets $ 98,430 $ 84,931 Liabilities and Equity Contractholder funds $ 62,726 $ 56,404 Future policy benefits 10,755 8,749 Market risk benefits liability 903 549 Accounts payable and accrued liabilities 2,701 2,219 Income taxes payable — 5 Notes payable 2,237 2,171 Funds withheld for reinsurance liabilities 14,191 10,758 Total liabilities $ 93,513 $ 80,855 Equity Preferred stock $0.001 par value; authorized 25,000,000 shares as of December 31, 2025; outstanding and issued shares of 5,000,000 — — Common stock $0.001 par value; authorized 500,000,000 shares as of December 31, 2025; outstanding and issued shares of 135,610,292 and 137,056,106, respectively — — Additional paid-in-capital 3,764 3,464 Retained earnings 2,568 2,440 Accumulated other comprehensive income (loss) ("AOCI") (1,488) (1,923) Treasury stock, at cost (1,445,814 shares as of December 31, 2025) (40) (30) Total F&G Annuities & Life, Inc. shareholders' equity $ 4,804 $ 3,951 Non-controlling interests 113 125 Total equity $ 4,917 $ 4,076 Total liabilities and equity $ 98,430 $ 84,931

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOURTH QUARTER INFORMATION (In millions, except per share data) (Unaudited) Three months ended Twelve months ended December 31, 2025 December 31, 2024 December 31, 2025 December 31, 2024 Revenues Life insurance premiums and other fees $ 987 $ 1,149 $ 2,795 $ 2,860 Interest and investment income 741 707 2,837 2,719 Owned distribution revenues 26 20 89 81 Recognized gains and (losses), net 11 (317) 10 84 Total revenues 1,765 1,559 5,731 5,744 Benefits and expenses Benefits and other changes in policy reserves 1,265 927 3,963 3,791 Market risk benefit (gains) losses 19 (105) 167 (25) Depreciation and amortization 174 152 665 569 Personnel costs 70 81 293 296 Other operating expenses 35 54 156 203 Interest expense 41 38 164 132 Total benefits and expenses 1,604 1,147 5,408 4,966 Earnings (loss) before income taxes 161 412 323 778 Income tax expense (benefit) 31 85 52 136 Net earnings (loss) 130 327 271 642 Less: Non-controlling interests 2 — 6 3 Net earnings (loss) attributable to F&G 128 327 265 639 Less: Preferred stock dividend 4 4 17 17 Net earnings (loss) attributable to F&G common shareholders $ 124 $ 323 $ 248 $ 622 Net earnings (loss) attributable to F&G common shareholders per common share Basic $ 0.93 $ 2.58 $ 1.89 $ 4.98 Diluted $ 0.92 $ 2.50 $ 1.88 $ 4.88 Weighted average common shares used in computing net earnings (loss) per common share Basic 133 125 131 125 Diluted 139 131 132 131

Non-GAAP Measures and Other Information

RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS (LOSS)

	Three months ended		Twelve months ended	
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net earnings (loss) attributable to common shareholders	$ 124	$ 323	$ 248	$ 622
Non-GAAP adjustments				
Recognized (gains) and losses, net				
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	7	24	44	(76)
Change in allowance for expected credit losses	14	—	54	32
Change in fair value of reinsurance related embedded derivatives	(23)	(153)	139	33
Change in fair value of other derivatives and embedded derivatives	6	96	(57)	38
Recognized (gains) losses, net	4	(33)	180	27
Market related liability adjustments	(22)	(233)	28	(214)
Purchase price amortization	18	21	80	84
Transaction costs, other and non-recurring items	1	19	16	16
Non-controlling interest	(3)	(2)	(9)	(10)
Income taxes adjustment	1	48	(61)	21
Adjusted net earnings attributable to common shareholders [1]	$ 123	$ 143	$ 482	$ 546

[1]See definition of non-GAAP measures below

- **Adjusted net earnings were $123 million, or $0.91 per share, for the fourth quarter of 2025**. Investment income from alternative investments was $65 million, or $0.47 per share, below management's long-term expected return of approximately 10%

- **Adjusted net earnings of $143 million, or $1.12 per share, for the fourth quarter of 2024** included income from $7 million, or $0.05 per share, of actuarial model refinements and other items. Investment income from alternative investments was $32 million, or $0.25 per share, below management's long-term expected return of approximately 10%

- **Adjusted net earnings of $482 million, or $3.64 per share, for the full year 2025** included income from $16 million, or $0.12 per share, reinsurance true-up adjustment, $10 million, or $0.07 per share, tax valuation allowance benefit and $4 million, or $0.03 per share, of actuarial reserve release. Investment income from alternative investments was $278 million, or $2.03 per share, below management's long-term expected return of approximately 10%

- **Adjusted net earnings of $546 million, or $4.30 per share, for the full year 2024** included expense from $30 million, or $0.23 per share, of actuarial model updates and refinements; partially offset by income from $14 million, or $0.11 per share, tax valuation allowance benefit and $6 million, or $0.05 per share, of other income items. Investment income from alternative investments was $145 million, or $1.11 per share, below management's long-term expected return of approximately 10%

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

	Three months ended			
(In millions)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total F&G Annuities & Life, Inc. shareholders' equity	4,804	4,824	4,438	4,363
Less: Preferred stock	250	250	250	250
Total F&G equity attributable to common shareholders	4,554	4,574	4,188	4,113
Less: AOCI	(1,488)	(1,376)	(1,670)	(1,734)
Total F&G equity attributable to common shareholders, excluding AOCI	$ 6,042	$ 5,950	$ 5,858	$ 5,847
Common shares outstanding	136	135	135	135
Book value per common share	$ 33.49	$ 33.88	$ 31.02	$ 30.47
Book value per common share, excluding AOCI	$ 44.43	$ 44.07	$ 43.39	$ 43.31

ASSETS UNDER MANAGEMENT (AUM) ROLLFORWARD, AVERAGE ASSETS UNDER MANAGEMENT (AAUM) AND AUM BEFORE FLOW REINSURANCE

	Three months ended			
(In millions)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
AUM at beginning of period	$ 56,647	$ 55,565	$ 54,546	$ 53,817
Net new business asset flows	1,660	2,269	1,763	1,790
Net flow reinsurance to third parties	(733)	(1,187)	(744)	(1,395)
Net capital transaction proceeds (disbursements)	—	—	—	334
AUM at end of period[1]	$ 57,574	$ 56,647	$ 55,565	$ 54,546
AAUM YTD[1]	$ 55,384	$ 54,870	$ 54,521	$ 53,877
AUM before flow reinsurance	$ 73,090	$ 71,430	$ 69,161	$ 67,398

SALES HIGHLIGHTS

	Three months ended		Twelve months ended	
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Indexed annuities ("FIA/RILA")	$ 1,876	$ 1,797	$ 6,703	$ 6,729
Indexed universal life ("IUL")	53	41	190	166
Pension risk transfer ("PRT")	832	983	2,126	2,242
Subtotal: Core sales	**2,761**	**2,821**	**9,019**	**9,137**
Fixed rate annuities ("MYGA")	356	648	3,794	5,105
Funding agreements ("FABN/FHLB")	275	—	1,825	1,020
Subtotal: Opportunistic sales[2]	**631**	**648**	**5,619**	**6,125**
Gross sales	**3,392**	**3,469**	**14,638**	**15,262**
Sales attributable to flow reinsurance to third parties[3]	(1,088)	(1,031)	(4,609)	(4,691)
Net sales	**2,304**	**2,438**	**10,029**	**10,571**

[1]See definition of non-GAAP measures below

[2]Opportunistic sales volumes fluctuate quarter to quarter depending on economics and market opportunity as we prioritize allocating capital to the highest return opportunities

[3]Sales attributable to flow reinsurance to third parties includes the reinsurance sidecar

DEFINITIONS The following represents the definitions of non-GAAP measures used by F&G: Adjusted Net Earnings attributable to common shareholders Adjusted net earnings attributable to common shareholders is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings attributable to common shareholders is calculated by adjusting net earnings (loss) attributable to common shareholders to eliminate: (i) Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset and the change in fair value of liabilities recognized as a result of acquisition activities); (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other and “non-recurring,” “infrequent” or “unusual items”: Other adjustments include removing any charges associated with U.S. guaranty fund assessments as these charges neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, but result from external situations not controlled by the Company. Further, Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years; (vi) Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that F&G does not wholly own; and (vii) Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. Adjusted Weighted Average Diluted Shares Outstanding Adjusted weighted average diluted shares outstanding is the same as weighted average diluted shares outstanding except for periods in which our preferred stocks are calculated to be dilutive to either net earnings attributable to common shareholders or adjusted net earnings attributable to common shareholders, but not both, or there is a net earnings loss attributable to common shareholders on a GAAP basis, but positive adjusted net earnings attributable to common shareholders using the non-GAAP measure. The above exceptions are made to include relevant diluted shares when dilution occurs and exclude relevant diluted shares when dilution does not occur for adjusted net earnings attributable to common shareholders. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Net Earnings attributable to common shareholders per Diluted Share Adjusted net earnings attributable to common shareholders per diluted share is calculated as adjusted net earnings plus preferred stock dividend (if the preferred stock has created dilution). This sum is then divided by the adjusted weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Return on Assets attributable to Common Shareholders Adjusted return on assets attributable to common shareholders is calculated by dividing year-to-date annualized adjusted net earnings attributable to common shareholders by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, flow reinsurance fee income, owned distribution margin and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM.

Adjusted Return on Average Common Shareholder Equity, excluding AOCI Adjusted return on average common shareholder equity is calculated by dividing the rolling four quarters adjusted net earnings attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be a useful internally and for investors and analysts to assess the level return driven by the Company's adjusted earnings. Assets Under Management (AUM) AUM is comprised of the following components and is reported net of reinsurance assets ceded in accordance with GAAP: (i) total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives; (ii) investments in unconsolidated affiliates at carrying value; (iii) related party loans and investments; (iv) accrued investment income; (v) the net payable/receivable for the purchase/sale of investments; and (vi) cash and cash equivalents excluding derivative collateral at the end of the period. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained. AUM before Flow Reinsurance AUM before Flow Reinsurance is comprised of AUM plus flow reinsured assets, including certain block reinsured assets that have the characteristics of flow reinsured assets. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets. Book Value per Common Share, excluding AOCI Book value per Common share, excluding AOCI is calculated as total F&G equity attributable to common shareholders divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company. Debt-to-Capitalization Ratio, excluding AOCI Debt-to-capitalization ratio is computed by dividing total aggregate principal amount of debt by total capitalization (total debt plus total equity, excluding AOCI). Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing its capital position. Return on Average F&G common shareholder Equity, excluding AOCI Return on average F&G common shareholder equity, excluding AOCI is calculated by dividing the rolling four quarters net earnings (loss) attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average F&G equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. Total Capitalization, excluding AOCI Total capitalization, excluding AOCI is based on total equity excluding the effect of AOCI and the total aggregate principal amount of debt. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Total Equity, excluding AOCI Total equity, excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non- GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity. Total F&G Equity attributable to common shareholders, excluding AOCI Total F&G equity attributable to common shareholder, excluding AOCI is based on total F&G Annuities & Life, Inc. shareholders' equity excluding the effect of AOCI and preferred stocks, including additional paid-in-capital. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.